Exhibit 99.1
BUSINESS DEVELOPMENT BOARD OF MARTIN COUNTY
HELPS SOLIDIFY LIBERATOR MEDICAL SUPPLY’S EXPANSION
BDBMC helps company secure a sizable grant that will aid in training
200 employees to be added during next two years
STUART, FLA. — The Business Development Board of Martin County (BDBMC) today announced that it recently worked with Liberator Medical Supply to secure approval for a Quick Response Training Grant from Workforce Florida. Liberator will receive approximately $134,000 to help train the 200 new, permanent, full-time employees it plans to hire during the next 24 months.
Liberator Medical was launched in 2000 as a mail order and retail medical supply firm, and is a wholly owned subsidiary of Liberator Medical Holdings Inc. The company offers more than 5,000 products to Medicare-eligible patient populations with chronic conditions requiring repeat orders of maintenance supplies. Liberator currently has 121 employees; however, the company will add 200 new employees during the next two years.
The Quick Response Training (QRT) Program is a state-funded grant program that provides funding to targeted businesses to train their new, full-time employees. Funding is provided in the form of a performance-based, reimbursable grant that has a 24-month maximum term. A business pays for pre-approved, direct training-related costs, and is reimbursed by the State of Florida upon submission and approval of required documentation. Indian River State College (IRSC) serves as the fiscal agent for the program in their service area, and will assist with the required monthly reporting for the duration of the grant. IRSC also helped the company with the application. The grant will be administered by Workforce Florida.
The grant will enable Liberator to provide training for the approximately 200 new employees it will add during the next two years (this number includes the 50-employee expansion that was announced in January 2009). The new jobs will be in a variety of areas including sales support, IT, customer service, shipping and receiving, and accounting/finance. For anyone interested in applying for these positions, please contact Arlene Torres at Workforce Solutions at (772) 214-3174, extension 101, or via e-mail at atorres@tcjobs.com.
“The QRT program is designed to increase the competitiveness of Florida’s targeted businesses in the global economy,” said Ron Bunch, executive director of the Business Development Board of Martin County. “By working with Martin County to expedite permits, Workforce Solutions, Workforce Florida and IRSC,
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Page 2 — BDBMC & Liberator Medical Supply
the BDBMC was able to help secure the Liberator Medical Supply expansion and defray training costs for the company that can now be reinvested in future expansion that will create jobs and diversify the tax base in Martin County. Economic development is a collaborative effort, and our partners worked seamlessly to make this a success for our community.”
“The Business Development Board’s guidance, support and coordination during this process were invaluable,” said Mark Libratore, founder and CEO of Liberator Medical Supply. “Each member of their economic development team worked diligently to support our company’s goals. Martin County, in particular, took a customer-focused, problem-solving approach to expediting our permitting process to meet our time constraints. Through the BDBMC we learned about the various support and resources available to expanding businesses, and it was because of their leadership on the economic development team that we are poised to train 200 new employees for our organization.”
The BDBMC is the county’s official economic development organization and Enterprise Florida, Inc. partner. More information about the organization can be found by visiting www.bdbmc.org.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk and Uncertainties” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2007 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net